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                                                                      EXHIBIT 11

                      SIENA HOLDINGS, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                         Quarter Ended       Quarter Ended
                                                                          September 30,      September 30,
                                                                              1999               1998
                                                                         ---------------    ---------------
                                                                                             (as restated)

BASIC EARNINGS  PER SHARE COMPUTATION:
Net income available to common stockholders ..........................   $            25    $            23
                                                                         ===============    ===============

Weighted average common shares outstanding ...........................             6,000*             4,000*

BASIC EARNINGS  PER SHARE:
Net income available to common stockholders ..........................   $          0.00*   $          0.01*
                                                                         ===============    ===============


DILUTED EARNINGS  PER SHARE COMPUTATION:
Income available to common stockholders ..............................   $            25    $            23
Income effect of assumed conversions .................................                --                 --
                                                                         ---------------    ---------------
Net income available to common stockholders + assumed conversions ....   $            25    $            23
                                                                         ===============    ===============

Weighted average common shares outstanding ...........................             6,000*             4,000*
Plus: Dilutive potential common shares under the SHI
              Nonqualified Stock Option Plans ........................                60*                66*
                                                                         ---------------    ---------------
Adjusted weighted average shares outstanding .........................             6,060*             4,066*

                                                                         ===============    ===============

DILUTED EARNINGS  PER SHARE:
Income available to common stockholders ..............................   $          0.00*   $          0.01*
Income effect of assumed conversions .................................                --                 --
                                                                         ---------------    ---------------
Net income available to common stockholders + assumed conversions ....   $          0.00*   $          0.01*
                                                                         ===============    ===============



* Average share and per share amounts are based on shares issued or reserved for issuance to creditors.